Exhibit 10.23
Date: 1.1.2003
Full Name: Israel Zohar
ID No: 52577013
Dear Madam/Sir,
               Re:           Your Employment with Veraz Networks Ltd.
We are pleased to confirm to you in this agreement and the appendices hereto, your terms of employment with Veraz Networks Ltd. (A private regd. Co. No. 513044537, hereinafter: “Veraz” or “the Company”) and wish you every success in your new position.
A. The Position
1.	You have been accepted to the position of General Manager at Veraz networks (hereinafter: “the Position”) in the general division subordinate to the Board of Directors and the CEO of the Veraz Networks Company Inc., or as a result of a change to the control of the Company, as defined in Section J of Appendix A (Change of Control), to another position with similar powers and responsibilities as the Company may decide and shall instruct as such, provided that the conditions of Section J in Appendix A remain intact – the Terms of Employment.

2.	Your employment with the Company is for a period of time which has not been limited in advance, commencing on 1.1.03.

B.	Position of Personal Trust

3.	You acknowledge and agree, without reservation that:
3.1	As there is no supervision on your hours of work and rest and your position belongs to those positions which require a special measure of personal trust, as defined in the Hours of Work and Rest Law, 5718 – 1951, the provisions of this law shall not apply to you, and you shall not receive any recompense for overtime work.

3.2	The Position for the purpose of work require work during flexible hours, work beyond regular working hours and even on irregular days.

C.	The Salary

4.	Your salary shall be at the rate of N.I.S. 42,569 gross monthly (hereinafter: “the Salary”) and shall be updated according to the cost of living increase as shall be paid from time to time to workers in the marketplace. The above Salary includes the cost of living increment which was paid prior to the signing of this agreement.

5.	Your Salary shall include a monthly payment, at the rate of 10% (ten percent) of the Salary owing to you for that month – as special consideration for your undertaking to limit competition against the Company as specified in Appendix A, attached hereto (hereinafter: “the Special Consideration”), provided that you do not breach the above mentioned undertaking.

6.	Your Salary will be paid to you on the 1st of every month, and in any event no later than by the 9th of every month.

7.	Furthermore, you shall be entitled to be included within the framework of senior rewards as agreed upon between you and the Company with the approval of the Company’s board. The terms of the program and the goals shall be agreed upon by no later than the end of January.

D.	Annual Vacation, Sick Leave, Recuperation Payments and Military Reserve Duty.

8.	You are entitled to annual vacation eave of 21 work days for your 1st year’s work with the Company (hereinafter: “the Initial Vacation Quota”).

9.	After your 1st year’s work, for any additional year’s work with the Company — one work day shall be added to the Initial Vacation Quota up to a maximum annual vacation ceiling of 21 (twenty one) annual work days.

10.	You shall be entitled to accumulate to your credit the unutilized balance of vacation contract days – up to a ceiling of 600 work hours. The accumulated vacation hours above and beyond this ceiling shall be redeemed by the Company in your regular Salary. The redemption of your Salary shall be done without the payment of social welfare and other rights. You must effectively and actually utilize at least five (5) consecutive work days as annual vacation leave.

11.	You shall be entitled to be absent form work with payment due to illness 1.5 days every month which may be accumulated up to a maximum ceiling of 90 days. Payment for sick leave shall be made subject to the providing of a duly issued sick note excepting for two non consecutive sick days annually which you may utilize without the said sick note. There is no redemption of sick days which have not been utilized.

12.	At the end of the work year, you shall be paid recuperation leave according to 12 days a year. The tariff per each day’s recuperation shall be according to law, in the amount as acceptable at the Company and as shall be updated from time to time.

13.	You shall be entitled to receive a full salary from the Company due to absence as a result of military reserve duty (miluim) against provision of certification of the Israel Defense Force Authorities regarding the length of the service. The National Insurance Institute payments which shall be made for your military reserve duty shall belong to the Company.

E.	Comprehensive Insurance and Provident Fund (Kupat Gemmel) and/or Executive Insurance Policy (Bituach Minhalim)

14.	Upon commencement of your work you are given the possibility of choosing between insurance under a comprehensive insurance policy and a provident fund (kupat gemmel) and insurance under an executive insurance policy (Bituach minhalim) and/or an integration thereof. The rate of payments made by the Company and made by you from your Salary are detailed as below:

15.	Pension Fund: The Company shall make payments and deductions for you to the pension fund (“the Fund”) according to that as specified below:
15.1	6% of your Salary for severance pay compensation;

15.2	6% of your salary for pension recompense;

15.3	Similarly, the Company shall pay 2.33% of your Salary and shall transfer such to “ ” Provident Fund for severance pay;

15.4	The Company shall deduct 5.5% from your Salary and shall transfer such to the Fund.

16.	Payments made by the Company as specified above shall be instead of the full severance pay compensation, if such are owing to you, pursuant to Section 14 of the Severance Pay Compensation Law, 5723 – 1963, and pursuant to the general confirmation of the Minister of Labour and Welfare regarding employers’ payments to pension funds and insurance funds instead of severance pay compensation, attached to this document as Appendix B.
and/or
17.	‘Executive Insurance’ (Bituach minhalim): The Company shall make payments and deductions for you to the executive insurance policy at the Clal Bit Insurance Company (“The Policy”). The Policy shall be owned by the Company and shall be managed in your name, pursuant to that stipulated below:
17.1	8.33% of your Salary for severance pay compensation;

17.2	5% of your Salary for (insurance) recompense;

17.3	The Company shall deduct 5% of your Salary for (insurance) recompense and shall forward them to the Policy.
18.	The Company shall also make payments to secure monthly income in the event of the loss of the ability to work, at the rate required to guarantee 75% of your Salary, or payments at the rate of 2.5% of your Salary, according to the lower between them.

19.	The allocations made by the Company for the Policy shall be instead of the full severance pay compensation, if such is owing, pursuant to Section 14 of the Severance Pay Compensation Law, 5723 – 1963 and pursuant to the general confirmation of the Minister of Labour and Welfare regarding employer’s payments to a pension fund and an insurance fund instead of severance pay compensation attached to this document as Appendix B.

20.	In order to alleviate any doubt it is hereby clarified that the Company waives its right to a refund of monies paid to the pension fund and/or the provident fund and/or the Policy, unless such right to severance pay compensation has been negated and disallowed following a court judgement, and if such is disallowed, or if funds are withdrawn from the Policy due to an occurrence which is not an “entitling event”. In this matter “entitling event” shall mean: death, disability or retirement at the age of 60 years old or more.

21.	In order to alleviate any doubt it is emphasized that in any event the basic salary for payments, allocations and deductions to the Pension Fund and/or the Provident Fund and/or the Executive Insurance shall each, separately and/or jointly, in any form and manner whatsoever, not exceed the rate of the Salary as defined above.

F.	Sabbatical Fund (Keren Hishtalmut)

22.	At the start of your work and subject to your presenting an appropriate certificate from the human resources administration, you will join the Kinneret Sabbatical Fund (hereinafter: “the Sabbatical Fund”). The Company shall make monthly allocations at the rate of 7.5% of your Salary and shall deduct 2.5% from your Salary and shall transfer these sums to the Sabbatical Fund.

23.	The amounts to be accumulated in the Sabbatical Fund will be made available to you according to the regulations of the Sabbatical Fund and the tax regulations in force from time to time.

G.	Additional Benefits

24.	Company Car: During the period of your work for the Company a car shall be made available for your use of the model and manufacture year at the discretion of the Company and in accordance with its procedures (hereinafter: “the Car”). The Company shall bear reasonable fuel costs for the Car. The value of the use of the Car, according to the income tax regulations, as shall be in force from time to time, shall be debited against you and taxes shall be deducted from your Salary as required by law. The making of the Car available for your use, as stated, covers and substitutes payment of travel expenses under the general expansion order in the economy.

25.	Cell Phone: The Company shall make a cell phone available to you of the model and network at the discretion of the Company (hereinafter: “the Cell Phone”), and shall cover all Cell Phone expenses. The Company shall deduct any tax and/or levy and/or any other payment from your salary and transfer it to the competent authorities where it is obligated to make such deduction in law for the Cell Phone.

26.	Annual Health Review – The employee shall be entitled to undergo an annual health check at an institute to be determined by the Company.

27.	The Options Program: The Company (or the Parent company) shall act to adopt an options program (or some other reward program), during January 2003. The Company shall grant you options according to the policy of the Company (or the Parent company) as shall be formulated from time to time vis-à-vis employees of your status. Every grant or benefit as stated is subject to the exclusive discretion of the board of directors of the Company and subject to its approval.

H.	The Work Term and Termination Thereof

28.	As has been stated above, the agreement of employment is for a non defined period of time. Each party shall be entitled to terminate the agreement by prior written notice to the other party of 90 (ninety) days. Should the termination of the agreement be as a result of the change of control, as detailed in Section J of Appendix A, the terms of Section J of Appendix A shall apply to the termination of the Agreement.

29.	During the prior notice period you must continue to carry out your work in a full and proper manner and to transfer your position to your replacement as is necessary and as shall be required.

30.	The Company may waive your actual work during the prior notice period, fully or partially, consecutively or alternatively.

31.	The Company may immediately terminate the labour relations between the parties prior to the end of the prior notice period, fully or partially, provided that you are given compensation at the rate of your Salary (as defined above) for the period for which you have not been given prior notice under this Agreement and you may keep the Car and the Cell Phone throughout the prior notice period.

32.	Notwithstanding the above said the Company may dismiss you without providing prior notice, under those circumstances where the Company is entitled to dismiss you, in law, without providing prior notice, including each one of the following cases:
32.1	Reasonable suspicion of the Company of a criminal offence having being committed connected to your work in the Company and/or the committing of an offence which contains an element of infamy.

32.2	The breach of your duty of trust towards the Company and/or committing an action in conflict of interests.

32.3	The breach of your undertakings to maintain confidentiality, non competition, non harming the reputation and intellectual property, as detailed in the Appendix of this Agreement, which has not been amended within 10 (ten) days from the date at which you have been given written notice.

32.4	Causing damage maliciously to the property of the Company or causing damage to the Company’s property as a result of a grossly negligent act. In such a case you also agree that the Company shall legally deduct amounts from your Salary to cover the expenses and the costs of the damage, fully or partially.
33.	Upon termination of employment, for any reason whatsoever, you must return any property, asset, equipment, document and information you may hold and which has been given to you during your work with the Company to the Company and you shall have no right of lien or stay or any other right over such.

I	General

34.	Under Company policy, the terms of your employment, including the extent of your Salary and ancillary benefits, are personal and privileged information and you are requested not to disclose it to the other Company employees and/or to any third party unless you are required to so in law. Nothing stipulated in this Agreement shall derogate from any right vested in you in any law, extension order, collective agreement or employment agreement.

35.	The Appendices: “The Terms of Employment” and “The General Confirmation Pursuant to Section 14 of the Severance Pay Compensation

Law” — are an integral part of this Agreement. By your signing on this Agreement you confirm your consent of the stipulations of the Agreement and the appendices and that you will act in accordance therewith.
The Management of the Company is pleased to have you join the staff and wishes you every success in your position and we hope to see you integrate well into the work team.
Yours Faithfully,
(Signed)
Veraz Networks Ltd.
Human Resources
I hereby confirm my consent to everything stated in this Agreement and the appendices to it.

1/1/2003	Israel Zohar	/s/ Israel Zohar

Date	Employee’s Name	Employee’s Signature

Attachments:	Appendix A – Terms of Employment
Appendix B – General Confirmation Pursuant to Section 14 of the Severance Pay Compensation Law.

Appendix A – Terms of Employment
A.	Preamble

1.	This Appendix constitutes an integral part of the personal agreement of employment dated 1.1.2003 (hereinafter: “the Agreement”).

2.	The Agreement is written in the male person for the sake of convenience only and it refers both to men and women as one.

B.	The Singularity of the Agreement

3.	This Agreement is a personal agreement and the terms and conditions of employment for the Employee shall only be pursuant to that stated in this Agreement and the Appendices thereto. No provisions of any collective agreement, collective arrangement or custom of any sort whatsoever, if and when such should apply, shall apply to the relations between the parties save for the provisions applicable in law.

4.	This Agreement expresses and exhausts all the understandings between the Employee and the Company and all arrangements, representations, letters or understandings during the negotiations for the Employee joining the Company, which have not been explicitly expressed in this Agreement are void and shall be of no force.

C.	Absence of Limitations on the Employee’s Work

5.	The Employee declares, confirms and undertakes that he is entitled to enter into this Agreement and to take upon himself all the undertakings and obligations under the agreement, that there is no limitation, contractual or otherwise, for his entering into this agreement and to be employed by the Company and that his entering into this agreement is not in breach of any other agreement or undertaking to which he is party or to which he was party.

6.	The Employee hereby declares that he has no medical or other problems which are likely to prevent him from fulfilling his undertakings to work for the Company. The Employee shall notify the Company about any change which shall occur to his state of health and which is relevant to his functioning.

D.	The Employee’s Position and Duty

7.	Throughout his period of employment with the Company the Employee will act towards the Company honestly, faithfully, with expertise and trust. The Employee undertakes to devote all his working ability and the best of his skills and expertise in order to promote the business and affairs of the Company, to execute the policies of the Company and the working arrangements, to faithfully and fully fulfill all other decisions of the Company, the management and his superiors, both in Israel and abroad, to comply with the Company’s procedures, as such stand from time to time, to fulfill, at all times, all positions imposed upon him and to always act in trust towards the Company, any corporation connected with it and any corporation or individual which has business ties with the Company.

8.	The Employee shall, at all times, act in an appropriate fashion as is befitting his position and status in the Company. Without derogating from the above said, the Employee undertakes not to make use of the computer, internet or electronic mail for inappropriate goals, including receiving and transferring pornographic material, or any other material which is not connected to his work and which is likely to harm the Company, other employees or any other third party whatsoever, and not to make use of illegal software or any other external software.

9.	The Employee is aware of the provisions of the regulations for the prevention of sexual harassment as exist in the Company and undertakes to view these regulations which are located in the human resources department.

10.	The Employee shall not work in any other work, whether with another employer or independently, whether for wages or not, whether as a self employed person, salaried person or consultant, and shall not take upon himself any position in any other party whatsoever, including a public body, unless the Company has provided prior written consent.

11.	The Employee undertakes to notify the Company, immediately and without delay, about any matter or subject in which he has a personal interest and/or which is likely to create a conflict of interest with his positions in the Company.

12.	The Employee undertakes to assist the Company and any corporation affiliated or connected to the Company, and to be available to the Company, even after the termination of the employment relations with the Company for any reason whatsoever including for the purpose of providing any information relating to his employment or his actions as undertaken by him and including in the management of disputes including legal proceedings or quassi legal proceedings. Should the Company require the services of the Employee after the termination of the employment relations with him for any reason whatsoever, the Employee shall be refunded his expenses for the fulfillment of the provisions of this section.

13.	Immediately upon the termination of his employment in the Company for any reason whatsoever, the Employee shall deliver and/or return to the Company any documents, notes, lists, formulae and any other material, disks or any other magnetic media and shall carry out his leaving the Company in coordination with the people in charge of him including the transfer of his position according to an organized timetable which shall be determined by his superiors and he shall transfer his position in an organized fashion in accordance with the Company procedures including the documents and all matters he has handled to that party so ordered by the Company and all to the satisfaction of the Company.

14.	After the termination of the employment relations between the Employee and the Company the Employee shall deliver to his new employer a notice regarding his duties, obligations and rights under this Appendix. Likewise, the Employee hereby permits the Company to deliver such notice, provided that there is a reasonable apprehension that the Employee has breached any of his undertakings under this Appendix.

E.	Confidentiality

15.	The Employee declares that he is aware and that he agrees that during the course of his employment and within the framework of the relations of trust he is exposed and shall be exposed to professional – commercial information of great value in matters relating to the business of the Company and its commercial ties and especially in everything relating to the business of the Company in the following fields: development, manufacture, marketing, sales and service of the products and communication solutions including, inter alia, products of DCME and VOIP products separately as well as integrated with SoftSwitch products. The products include condensing and transfer of telephony signals (including, inter alia, speech, modem, fax and video) and the conversion of the signals and the transfer thereof over TDM networks or Packets networks (including, inter alia, ATM, IP and Ethernet). (Hereinafter: “the Company’s Field of Business”). This information is the exclusive property of the Company and its disclosure to any entity or the use thereof by the Employee is likely to seriously harm and damage the Company.

16.	Therefore, the Employee declares and undertakes that as an employee of the Company and even after the termination of his employment for any reason whatsoever he shall maintain confidentiality and shall not disclose or deliver to any person or any body whatsoever, save for employees of the Company within the framework of their work and according to need, and he shall not publish in any form whatsoever and shall not make use by himself or in favour of a third party, directly and/or indirectly, regardless of whether the secrets, information and documents as detailed below, reached him as a result of his employment in the Company, directly or indirectly:
16.1	Commercial secrets and/or other secrets of the Company, information directly or indirectly related to the property, business, affairs, customers and suppliers of the Company and of the people and/or bodies connected to the Company, including information in the field of business of the Company, as defined above, and any information relating to and/or connected to the aforesaid, including, but without derogating from the generality of the above said, any information which reached and/or shall reach the Employee and/or come to his attention, directly and/or indirectly, during the course of his employment in the Company, including information relating to customers of the Company and its suppliers and/or its manufacturing setup and/or marketing setup of the Company or confidential information of third parties which the Company has received from the said third parties, or information relating to ties of the Company and/or companies connected to it, controlling, controlled by or affiliated with it, effectively and actually, with any third parties whatsoever, including customers, suppliers, banking institutions, government bodies, private entities, quassi public and public bodies of any sort whatsoever and any other financial, business, commercial information, financial statements and balance sheet prior to the publication thereof, any inside information whatsoever which can influence the value of the Company shares, formulae, data, programs, software, patents, processes, inventions, discoveries, innovations, improvements, researches, and any methods whatsoever, developments and scientific and technical developments, economic, commercial or other developments, and any information which the Company is likely to engage in, provided that such is not in the public domain or which has not come into the public domain following the breach of any of the obligations and undertakings of the Employee pursuant to this document or in law, regardless of whether the aforementioned information and secrets reached the Employee due to his employment in the Company or by any other means (hereinafter: “the Secrets/Confidential Information”), accordingly;

16.2	As well as any document, memorandum, note, report, summary, plans, letters, drafts, documents of applications for patents, prototypes, models, pictures, descriptions, sketches or other documents of the Company including computer software and encrypted information and/or confidential information in any media whatsoever regarding the above detailed Confidential Information and Secrets, fully or partially, whether made by the Employee or by anyone else (hereinafter: “the Documents”).

16.3	The Employee undertakes not to make any use, including duplication, manufacture, sale, transfer, copying and dissemination of the Confidential Information and Secrets and Documents as defined above which is not for the purposes of the success of the Company and shall not undertake any other action which may harm the Company’s reputation.

17.	The Employee confirms that all the Confidential Information and Secrets or Documents as mentioned above are within the ambit of essential business information and the property of the Company, that it is not in the public domain and that it cannot easily be discovered by others and that the confidentiality thereof grants a business advantage to the Company over its competitors and the Company takes all reasonable measures to maintain the confidentiality thereof.

18.	The abovementioned undertakings shall not apply to the delivery of information with the consent of the board of directors or with the consent of anyone authorized by the board of directors to approve the transfer of the said information and the delivery of the information to those authorities where the disclosure thereof is required under any law.

G.	Restriction of Competition and Non Solicitation

19.	Likewise, for so long as the employment relations between the Company and the Employee continue, the Employee undertakes not to compete with the Company and/or with a company under its control and/or with any enterprises and/or activities whatsoever in which the Company is involved, directly or indirectly, whether by himself or through anyone on his behalf, whether as an employee, consultant, partner, contractor, distributor, shareholder and/or in any other service whatsoever, whether at his initiative or at the initiative of another person, and whether by any other means whatsoever, including the Employee undertaking not to solicit, not to contract and not to employ, whether directly or indirectly, whether at his initiative or at the initiative of any other person whatsoever, with any employees of the Company, past employees, customers, past customers, suppliers and past suppliers of the Company and/or agents with whom the Company has conducted negotiations for the creating of a contract at the termination date of his employment with the Company or beforehand, whether in Israel or countries in which the Company is active, in order to leave the Company and/or to compete with the Company, directly and/or indirectly and/or which is not for the purpose of carrying out his position under this contract without receiving the prior written consent of the Company.

20.	Further to that stipulated in Section 19 above, the Employee undertakes, that so long as the employment relations between the Company and the Employee prevails, he will not solicit or attempt to solicit, whether directly or indirectly, an employee, consultant, or service provider of the Company to terminate their relations with the Company with the aim of granting their services to the Employee for that other party.

21.	In light of the special status of the Employee in the Company and in light of his expertise, knowledge, ties and special experience in the field of the Company’s operations, the limitations and restrictions in Sections 19 and 20 above shall also apply to the Employee for twelve (12) months after the termination of the employment relations between the Employee and the Company even if his employment has terminated at the initiative of the Company.

G.	Intellectual Property Rights, Copyrights and Patents

22.	The copyright on any invention and/or patent and/or commercial secret and/or professional secret and/or innovation whatsoever invented by the Employee and any of the employees of the Company subordinate to him during the duration of his employment at the Company and/or following his employment at the Company is the exclusive intellectual property right of the Company and the Employee hereby assigns any matter he might have in that invention and/or patent and/or commercial secret and/or professional secret and/or innovation whatsoever, in favour of the Company and waives any right in the said intellectual property right, without any further consideration provided that he will not be required to incur any expenses whatsoever involved with the said assignment. The Company may defend any invention and/or patent and/or commercial secret and/or professional secret and/or innovation whatsoever as stated above by means of registration and/or any other means whatsoever, whether in Israel or anywhere else in the world.

23.	The Employee undertakes that whenever he is required to do so, including after the termination of his employment for any reason whatsoever, he will sign on any document which at the discretion of the Company is required in order to submit an application for patents or copyrights under Israeli law and/or under the law of any other foreign country in order to protect the matters of the Company in the invention and/or patent and/or commercial secret and/or professional secret and/or any innovation whatsoever as stated above. In the case where the Company cannot, for any reason whatsoever, after reasonable attempts, receive the signature of the Employee in connection with the said actions as stated in Section 22 above and in this Section, the Employee hereby empowers and authorizes the Company and the office bearers of the Company as his attorneys to sign and act in his name on the documents required in order to execute the actions as described in Section 22 above and in this section.

24.	The Employee undertakes to record notes, pursuant to the Company procedures, of any invention and/or patent and/or commercial secret developed by him and to notify the Company in writing about any invention and/or patent and/or commercial secret and/or any innovation whatsoever invented and/or to be invented by the Company employees subordinate to the Employee, immediately upon such discovery.

25.	The Employee declares that apart from that stipulated in Appendix A attached hereto, he holds no ownership in any matter in a patent and/or patent application whatsoever and/or in the research activities at the stage of the submitting of the registration of the patent nor any material under copyright.

26.	The obligations of the Employee under this chapter shall remain in force also after the termination of his employment with the Company and/or those substituting him also with respect of inventions made by him during the period of his employment or as a result of his employment with the Company.

27.	That stated in this Section shall also apply to inventions which the Employee discovers, develops or invents after the relations between him and the Company have terminated for any reason whatsoever, if the Employee makes use of and is assisted by Confidential Information or material reaching him or his knowledge within the framework of his employment in the Company.

28.	In order to alleviate any doubt it is hereby clarified that the Employee shall not be entitled to make use, and the Employee undertakes that he shall not make use, during his employment, of any intellectual property right or classified information of any third party whatsoever (if any) unless such use is legal.

29.	The provisions of this Section shall also bind anyone coming instead of the Employee, his estate, his heirs, his successors and family members.

30.	Prohibition of using the Company’s name: The Employee undertakes that he will not make any use of the Company name or any other name contained in the name in connection with products and/or services and/or the promoting of products on his behalf and/or any other use thereof, whether directly or indirectly, save for mentioning the mere fact that he was employed by the Company, whether by himself or through others, both during the period of his employment in the Company for purposes which are not for his work purposes and after the termination of his employment with the Company, unless this has been expressly permitted to him in writing by the Company.

H.	The Employee Declares and Confirms That:

31.	His undertaking to maintain confidentiality, restriction of competition, non harming of the reputation and intellectual property rights under this document shall:
31.1	Apply towards the Company and towards the related companies, subsidiary companies, connected companies and the parent company of the Company, accordingly;

31.2	Is a result of the status of the Employee and considering his position and everything implied by such, his terms of employment under this agreement have been determined, inter alia, in reliance on his undertakings;

31.3	It is fair, in reasonable and good measure, also in light of the special consideration he received within the framework of the contract of employment with the Company and is intended, first and foremost, to protect the confidentiality of the Company and its Confidential Information which is the essence of its business and commercial advantage, that is to say the protection of the Company and that great capital has been invested in this.

31.4	That it is not in conflict with previous undertakings of the Employee and the Employee shall not enter into any conflicting undertakings in the future conflicting with his undertakings under this agreement.
32.	The breach of any of the undertakings under this Appendix shall be in conflict with the relations of trust and a special trust between the parties as an Employee and Employer, proper trade practices and the duty of good faith and fairness between the parties, it shall harm the business of the Company and shall constitute a fundamental breach of this contract and of the commercial secrets, confidential ties, Confidential Information and Protected Confidential Interests of the Company.

33.	The Employee received special and separate consideration for his undertakings under this Appendix which are in good and reasonable measure and do not prevent the Employee from developing his general knowledge and professional talents in the field of his employment in respect of anyone who is not a customer and employee of the Company and without stealing the Commercial Secrets.

I.	Relief

34.	In any event of the breach of the confidentiality sections and/or the restriction of competition sections and/or the intellectual property right sections as stated above, the Company shall be entitled, further to any other remedy or relief in law, or under this Contract, to the following:
34.1	To receive from the Employee the full Consideration and/or the full benefits he benefited from the breach;

34.2	To receive from the Employee the full special Consideration for his undertakings to refrain from competing, as specified in the Agreement, paid to him during the course of his employment under this contract, plus legal linkage and interest differences;

34.3	To receive compensation from the Employee for any damages and/or expenses incurred by the Company as a result of the breach, including legal expenses and attorneys fees plus Value Added Tax as required by law.

34.4	To setoff these amounts from any amount owing by the Company to the Employee.

34.5	And also to receive any legal measure of a mandatory order, injunction order, provisionary,

temporary or permanent measure to prevent the breach and/or the removal thereof, and the Employee declares and agrees in advance to provide such action against him, as it is fair, just and in reasonable and good measure according to the matter.
J.	The Provisions which shall apply upon termination of the employment in the event of a change of control -
Change of Control Termination
Change of Control Definition
35.	For purposes of the Agreement and this Appendix Change of Control means the occurrence of any of the following:(I) a sale lease, or other disposition of all or substantially all of the assets of the Company or of Veraz Networks, Inc. (the ''Parent company”); (II) a merger or consolidation in which the Company or of the Parent Company is not the surviving corporation; (iii) a reverse merger Involving the Company or of the parent Company in which the Company or of the Parent Company is the surviving corporation but the shares of common stock of the Company or of the Parent Company (the “common stock”) outstanding immediately preceding the merge are converted by virtue of the merger into other property. whether In the form of securities, cash or otherwise; (iv) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act, 1934 of US (the “Exchange Act”) or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or an affiliate of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules) of securities of the Company or of the Parent Company representing at least fifty percent (50%) of the combined voting power entitled to vote in The election of directors; or, (v) in the event that the individuals who, as of the effective date of such transaction. are members of the Board of the Parent Company (the “Incumbent

Board”), cease for any reason to constitute at least fifty percent (SO%) of the Parent Company’s Board of Directors (If the election, or nomination for election by the Parent Company’s shareholders, of any new member of the Company’s Board of Directors is approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new member of the Board of Directors shall be considered as a member of the Incumbent Board.) Notwithstanding the foregoing, for the purposes of the Agreement and this Appendix and with respect to any and all clauses of this Section of this Appendix, an initial public offering of the securities of the Parent Company (an “IPO”) or any transactions or events constituting part or an IPO shall not be deemed to constitute or in any way effect a Change of Control.

36.	In the event employee’s employment with the Company is involuntarily terminated without Cause (“Cause” shall mean the occurrence or any of the events specified In Section 32 of the Agreement) by the Company or its successor, or the employee resigns for Good Reason (as defined below), and such termination or resignation occurs within eighteen (18) months following a Change of Control, the employee shall be entitled to: (a) the Company shall pay to the employee severance in an aggregate amount equal to six (6) months of the employee’s then current base salary, subject to withholdings and deductions, such sum payable in monthly installments In accordance with the Company’s standard payroll practices; (b) health, dental and vision benefits for a period of six (6) months commencing on the date of termination and at the same coverage terms as provided to the employee at the date of termination and (c) the immediate acceleration of vesting on all stock, stock options and other stock awards held by the employee in an amount of shares equal to 100% of the then unvested shares, provided that in no event will such acceleration result in employee having unvested shares in an amount less than the amount that would vest over the 12 month period following such termination. Employee’s receipt of the severance payment and vesting acceleration provided in this section shall be conditioned on employee’s full compliance with release requirements as shall be determined by the Company at such time. Notwithstanding anything contained in this Appendix to the contrary, if employee receives the benefits pursuant to this Section, he shall not entitled to any other benefits under the Agreement. “Good Reason” shall mean any one of the following events which occurs on or after the commencement of employee’s employment without employee’s consent: (I) any reduction of employee’s then current annual base salary; (ii) any material diminution of the employee’s duties, responsibilities or authority to a level below that of an officer of the Company. excluding for this purpose (1) an isolated or inadvertent action not taken In bad faith which is remedied by the Company immediately after notice thereof is given by the employee, and (2) any change in employee’s title, duties, responsibilities or authority if employee Is given or retains other officer level duties within the Company; or (iii) any requirement that the employee relocate to a work site more than twenty five (25) miles from the Company’s current location.

K.	General

37.	If, for any reason whatsoever, any of the terms of this Agreement are determined as being invalid or unenforceable, the validity and enforceability of the other provisions of this agreement shall not be harmed.

38.	The Employee shall bear all expenses arising from the rights and benefits he received under this agreement. It is hereby clarified that all the amounts as stipulated in the employment agreement are gross amounts and any legal tax and any other obligatory payment, including health insurance and national insurance payments, shall be deducted from these amounts and from any other rights and benefits the Employee receives in the future under this agreement.

39.	Any change to the provisions of this agreement and the appendices thereto shall only be done in writing and signed by the parties.

40.	Any notice sent by registered mail by one party to the other party shall be considered as if received by the other party three business days after having being sent, and if sent by hand or by electronic mail, upon delivery thereof.

41.	The Employee shall not be entitled to transfer, assign, endorse or deliver to others, directly or indirectly, his rights and obligations under this agreement of employment, without receiving the prior written consent of the Company.

42.	The Company may transfer, assign or may endorse the rights and obligations of the Employee, fully or partially, to another, at its discretion provided that the rights of the Employee are maintained.

43.	The Israeli law alone shall apply to the agreement of employment and the labour (employment) relations, including that as stipulated in Section J and the place of jurisdiction shall be the competent judicial instance in Israel.

44.	The addresses of the parties are as detailed in the preamble to the Personal Agreement of Employment.
Confirmation of the Employee
I hereby confirm that I have been given the opportunity to consult with an attorney on my behalf, I have thoroughly read this agreement and the appendices to this agreement, I have understood the contents, significance and meaning thereof in full, and I agree to everything stated thereof and undertake to fulfil all my obligations thereunder in full.

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Appendix B
General Confirmation Regarding Payments of Employers to a Pension Fund and Insurance Fund
Instead of Severance Pay Compensation
Pursuant to the Severance Pay Compensation Law, 5723 – 1963
Pursuant to the powers under Section 14 of the Severance Pay Compensation Law, 5723 – 1963 (hereinafter: “the Law”), I confirm that payments paid by an employer commencing from the publication date of this confirmation, for that employer’s employees for a comprehensive pension in a provident pension fund which is not an insurance fund as defined in the Income Tax Regulations (Rules for Confirmation and Management of Provident Funds), 5724 – 1964 (hereinafter: “the Pension Fund”) or into an executive insurance fund (Bituach Minhalim) including the possibilities for pensions or an integration of payments into a pension fund and into a program which is not a pension fund in the said insurance fund (hereinafter: “the Insurance Fund”) including payments paid by integrating the payments of the Pension Fund and the Insurance Fund, whether the Insurance Fund has a pension program or not (hereinafter: “the Employer’s Payments”), shall replace severance pay compensation owing to the said employee for the salary from which the said payments were made and for the period that the said payments were made (hereinafter: “the Salary and Dismissal”), provided that each of the following prevails:
1)	Payments of the Employer.
(a)	The Pension Fund is not less than 14 1/3% of the Salary and Dismissal or 12% of the Salary and Dismissal if the Employer also pays, in addition to such, for payments for his employee in order to complete the severance pay compensation provident fund or into an Insurance Fund or in the name of the Employee at the rate of 2 1/3% of the Salary and Dismissal. Where the Employer has not paid the said

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2 1/3 % in addition to the 12%, as stated, the payments shall replace 72% of the severance pay compensation of the Employee, only;

(b)	The Insurance Fund is not less than one of the following:
(1)	13 1/3 % of the Salary and Dismissal if the Employer also pays for his Employee payments for the securing of monthly income in the case of loss of work ability into a program which has been approved by the Market Capital, Insurance and Savings Commissioner at the Ministry of Finance at the required rate for the said securing of 75% of the Salary and Dismissal at least, or at a rate of 2 1/2% of the Salary and Dismissal according to the lower of the two. (Hereinafter: “the Payment for Insurance of Loss of Ability to Work”);

(2)	11% of the Salary and Dismissal if the Employer has also paid payments for Insurance for the Loss of Ability to Work and in such a case the insurance payments made by the employer shall replace 72% of the severance pay compensation of the employee only; where the employer has paid in addition to all of this also payments to complete the severance pay compensation into the severance pay compensation provident fund or into the Insurance Fund in the name of the

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employee at the rate of 2 1/3 % of the Salary and Dismissal, the payments of the employer shall be instead of 100% of the severance pay compensation of the employee.

(2)	No later than three months from the commencement of the execution of the payments by the employer a written contract shall be made up between the employer and the employee containing the following:
(a)	A consent of the employee to the arrangement under this confirmation in the wording specifying the payments of the employer and the pension fund and the insurance fund, respectively. The said contract shall also include the wording of this confirmation;

(b)	The prior waiver of the employer on the rights that it may have for a refund of funds made from its payments, unless the rights of the employee to severance pay compensation has been negated in a

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judgment pursuant to sections 16 or 17 of the Law and provided that such rights has been negated or that the employee has withdrawn the funds from the pension fund or from the insurance fund following an occurrence which does not entitle him to do so; in this matter: “an event which entitles” – death, disability or retirement at the age of 60 or more.
(3)	This confirmation shall not derogate from the right of an employee to severance pay compensation under law and under a collective agreement, expansion order or contract of employment, for a salary above and beyond the Salary and Dismissal.
15th of Sivan, 5758 (9th of June 1998)
Eliyahu Yishai
Minister of Labour and Welfare